Exhibit 99.1

LAUREATE EDUCATION REPORTS PRELIMINARY ENROLLMENT RESULTS FOR FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2017

The preliminary enrollment results set forth below are based on management’s initial review of the Laureate Education, Inc.’s (the “Company”) enrollments for the quarter and year ended December 31, 2017 and are subject to revision based upon the Company’s year-end closing procedures. Actual enrollment results may differ materially from these preliminary enrollment results as a result of the completion of year-end closing procedures, final adjustments and other developments arising between now and the time that the Company’s enrollment results are finalized, and such changes could be material.

4Q 2017 New and Total Enrollments by segment

(may not sum due to rounding)

		4Q New Enrollments (NE)			Total Enrollments at 12/31/17 (TE)
	4Q NE Intake	4Q 2017	4Q 2016	Change	As of 12/31/2017	As of 12/31/2016	Change
	As % FY Intake
Brazil	4%	6,200	4,900	1,300	271,200	259,000	12,200
Mexico	1%	1,500	2,600	(1,100)	214,200	213,800	400
Andean & Iberian	4%	4,700	4,700	—	321,700	308,600	13,100
Central America & U.S. Campuses	9%	4,000	3,900	100	69,200	68,100	1,100
EMEAA	17%	9,000	13,600	(4,600)	128,100	125,400	2,700
EMEAA Timing Adjusted (1)		10,600	13,600	(3,000)	n.a.	n.a.	n.a.
Online & Partnerships	21%	7,300	8,200	(900)	63,500	68,300	(4,800)
Laureate	6%	32,700	37,900	(5,200)	1,067,900	1,043,200	24,700
Laureate Timing Adjusted		34,300	37,900	(3,600)	n.a.	n.a.	n.a.

(1)  EMEAA Timing Adjusted: adjusted for timing of intake of 1,600 students at one institution, which occurred in 3Q 2017, as compared to the prior year intake, which occurred during 4Q 2016

4Q 2017 New and Total Enrollment Results

•                  Total enrollments of 1,067,900 at December 31, 2017 grew 2.4% compared to December 31, 2016, and were slightly ahead of the guidance provided during the third quarter earnings call.

•                  The fourth quarter does not represent a material intake for the majority of our institutions, and comprises only 6% of new enrollment activity for full year 2017. However, our U.S. online business and certain markets in EMEAA do have enrollment cycles during the quarter.

•                  Online & Partnerships new enrollments were down 900 students from same quarter prior year.  Walden new enrollments were down 270 students or (4%) for the fourth quarter 2017 as compared to 4Q 2016.  This represents a significant trend improvement from the third quarter 2017 results which were down 1,800 students or (17%) versus prior year same quarter. The remaining decline of 630 students for new enrollment in the segment reflects our planned mix, and continued, shift in our international fully online enrollments away from short duration/low margin students to longer length-of-stay students with higher revenue and contribution margins.

•                  New enrollments for EMEAA in the fourth quarter of 2017, on a timing adjusted basis, were impacted by 3,400 fewer enrollments in Turkey related to the reduction in quota for the number of new students permitted to be admitted into Bilgi’s (Turkey) degree programs as disclosed in the second quarter 10-Q.

Excluding Turkey and timing of enrollments, EMEAA new enrollments grew 9% or 400 students as compared to same quarter prior year.

•                  For the Brazil, Mexico, Andean & Iberian, and Central America & U.S. Campuses segments, the intake activity during the quarter is minimal and quarter-over-quarter growth trends are therefore not meaningful.